UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2007

Tapestry Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-24320	84-1187753
(State of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4840 Pearl East Circle, Suite 300W
Boulder, Colorado 80301
(Address of principal executive offices and zip code)

(303) 516-8500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement.

(a)

On May 1, 2007, the Compensation Committee of the Company’s Board of Directors approved a new form of stock option agreement (the “Approved Form”) for use under the Company’s 2006 Equity Incentive Plan (the “2006 Plan”).  The Approved Form replaces the form of stock option agreement (the “Original Form”) that had previously been adopted by the Company’s Board of Directors for use under the 2006 Plan and conforms the agreement for appropriate option grants under the 2006 Plan such that the terms of such option grants are consistent with the terms originally intended by the Board.  As a result of a clerical error, the terms of the Original Form omitted certain provisions relative to acceleration of option vesting in the event of the termination of the relationship of certain option holders with the Company following a change in control, which terms had been included in agreements for certain stock options granted under the Company’s 2004 Equity Incentive Plan.  Pursuant to the terms of the Approved Form, if a change in control of our Company occurs and within 25 months, for named executive officers, or 13 months, for the Corporate Controller and other officers with a title of Vice President or above, after such change in control such officer’s continuous service to the Company is terminated by the Company without cause or by such officer for good reason, the vesting of all of the options subject to such grant shall be accelerated in full.

In connection with the adoption of the Approved Form, the Compensation Committee of the Company’s Board of Directors also approved the revision of the terms of all stock option awards to the Company’s officers holding the position of Vice President and above and the Corporate Controller under the 2006 Plan that did not use the Approved Form to conform to the Approved Form.

Item 9.01 Financial Statements and Exhibits.

(d)           Exhibits

The following exhibit is filed with this Current Report on Form 8-K:

Exhibit No.	Description
10.8	Form of Stock Option Agreement for options granted under the Company’s 2006 Equity Incentive Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 7, 2007	TAPESTRY PHARMACEUTICALS, INC.

	By:	/s/ Kai Larson
	Name:	Kai Larson
	Title:	Vice President, General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description
10.8	Form of Stock Option Agreement for options granted under the Company’s 2006 Equity Incentive Plan.